Exhibit 99.1

PRIMORIS SERVICES CORPORATION

INDUCEMENT AWARD

STOCK PURCHASE RIGHT AGREEMENT

This Stock Purchase Right Agreement (this “Agreement”) is made and entered into as of ____________________ by and between Primoris Services Corporation, a Delaware corporation (the “Company”), and _____________________, an employee of the Company or its subsidiary (“Executive”).

RECITALS

A.           The Company desires to recognize the contribution Executive is expected to make and to provide an incentive to Executive to assist the Company in achieving continued success by granting Executive the opportunity to purchase shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a discount.

B.            This award is an inducement material to Executive’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4).

C.            Executive desires to reinvest $______________ of Executive’s proceeds received in connection the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated December 14, 2020, by and among the Employer, PSC, Primoris Merger Sub, LLC and Tower Arch Capital, LLC, solely in its capacity as representative as set forth therein (the “Merger Agreement”) (such amount, the “Reinvestment Amount”).

D.            This award is granted outside of the Company’s 2013 Equity Incentive Plan (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the award were a stock purchase right granted under the Plan.

E.            Unless provided otherwise herein, the terms and conditions of the Plan applicable to a stock purchase right granted under the Plan are incorporated herein by this reference and made a part of this Agreement.

F.            Except as otherwise provided in this Agreement, all capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.

G.            Executive desires to accept such award on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Grant of Stock Purchase Right. Subject to the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants Executive the right to purchase shares of Common Stock based on the closing price of a share of Common Stock on the business day prior to the Closing Date (as such term is defined in the Merger Agreement), discounted by 15%.

2.            Issuance of Purchased Shares. On the Closing Date or within five business days thereafter, Executive will pay to the Company, in cash, the Reinvestment Amount, and the Company will issue a number of shares of Common Stock equal to (a) the Reinvestment Amount, divided by (b) (i) the closing price of a share of Common Stock on the business day prior to the Closing Date, multiplied by (ii) 85% (such number of shares, the “Purchased Shares”).

3.            Holding Requirement. Executive acknowledges and agrees that the Purchased Shares, net of any Purchased Shares withheld in accordance with Section 7 of this Agreement, must be retained and held by Executive for the 18-month period following the Closing Date. Any attempt to anticipate, alienate, sell, exchange, transfer, assign, pledge, encumber or garnish such Purchased Shares during such 18-month period will be void and unenforceable against the Company.

4.            No Right to Continued Service or Employment.  Nothing in this Agreement shall be construed to confer upon Executive the right to continue in the employ or to provide services to the Company or its subsidiaries, or interfere with or restrict in any way the right of the Company or its subsidiaries, which are hereby expressly reserved, to terminate the services of or discharge Executive at any time for any reason whatsoever, with or without cause.

5.            Accounting Restatements. The Purchased Shares and this Agreement shall be subject to, and Executive shall be subject to and required to comply with, the terms and conditions set forth in Section 18.2(b) of the Plan.

6.            Section 409A. Any payment made pursuant to this Agreement is intended to qualify for an exception from Section 409A or comply with the requirements of Section 409A and the terms hereof shall be construed in favor of meeting any applicable requirements of Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Purchased Shares qualify for exemption from or comply with Section 409A (without any obligation to do so or to indemnify Executive or any other person for failure to do so); provided, however, that the Company makes no representations that the Purchased Shares shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Purchased Shares.

7.            Taxes. Executive agrees that, to the extent required by law, on the date as of which the Purchased Shares are issued to Executive, Executive shall pay to the Company or applicable subsidiary in cash any federal, state, local income or employment taxes of any kind required by law to be withheld, if any, with respect to the payment; provided that Executive may elect to satisfy this withholding obligation by having the Company withhold from Executive the number of Purchased Shares having a Fair Market Value equal to the tax withholding obligation in respect of the Purchased Shares that are payable. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any subsidiary (for purposes of this Section, the term “Company” shall be deemed to include any applicable subsidiary), shall have the right to deduct from all amounts paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with the Purchased Shares.  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to Executive.

8.            Adjustments. The Purchased Shares may be adjusted as provided for in Section 4.3 of the Plan.

9.            Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue any Purchased Shares to Executive under this Agreement if the issuance shall constitute a violation by Executive or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

10.           Executive’s Representations. Notwithstanding anything herein to the contrary, Executive hereby represents and warrants to the Company, that:

 (a)                 Executive is acquiring the Purchased Shares for his or her own account, for investment purposes only, and not with a view to the distribution, resale, or other disposition not in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

 (b)                 Executive is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

 (c)                 The decision of Executive to acquire the Purchased Shares for investment has been based solely upon the evaluation made by Executive.

 (d)                 Executive recognizes and understands that the Purchased Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement or an available exemption, Executive must hold the Purchased Shares indefinitely. Executive further acknowledges that Rule 144 promulgated under the Securities Act may not be applicable to the Purchased Shares and understands that the Company will not be obligated to make the filings and reports, or make publicly available the information, which is a condition to the availability of Rule 144. Executive further recognizes that the Company is under no obligation to register the Purchased Shares or to comply with any exemption from such registration. Executive understands that the certificates representing any such shares may carry one or more legends incorporating such restrictions.

 (e)                 Executive acknowledges that Executive is a sophisticated investor, having such knowledge and experience in financial and business matters as to be capable of making an informed investment decision with respect to the acquisition of the Purchased Shares and that Executive has the financial wherewithal to absorb the loss of any investment in the Purchased Shares.

 (f)                 Executive acknowledges receipt of all information Executive considers necessary or appropriate for deciding and evaluating the merits and risks of acquiring and holding the Purchased Shares. Executive acknowledge that Executive has had an opportunity to ask questions and to receive answers from the Company regarding the Purchased Shares and the business properties, prospects, and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to Executive or to which Executive had access.

 (g)                 Executive acknowledges that applicable securities laws provide restrictions on the ability of stockholders to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber their shares and places certain other restrictions on Executive.

11.            Notices. All notices, demands and requests given or required to be given under this Agreement shall be in writing, and shall be given by: (a) facsimile transmission, e-mail or other electronic means of communication; (b) personal delivery or recognized overnight courier (e.g. Federal Express ); or (c) first class registered mail, postage prepaid, return receipt requested; to the addressees set forth below, and shall be deemed given on the date of service if personally delivered, on the date of receipt as indicated on the customary receipt used by the delivery service or, in the case of a facsimile transmission, e-mail or other electronic means of communication, as of the date that such transmission, e-mail or other electronic means of communication is confirmed to have been completed:

If to the Company:	Primoris Services Corporation
2300 N. Field Street, Suite 1900
Dallas, TX 75201
Attention: John M. Perisich, Executive Vice President, Chief Legal
Officer and Secretary
Facsimile:
E-mail:

If to Executive:	The most recent address in the Company’s records.

12.            Severability. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction, with respect to any and all claims under the Agreement, to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

13.            Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement, or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

14.            Assignment. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

15.            Headings. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

16.            Amendment; Waivers. This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by the parties. Waiver by any party of any breach of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any subsequent breach.

17.            Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

18.            Construction. The parties acknowledge that each has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties.

19.            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile or .pdf signatures will be valid and binding.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive, to evidence Executive’s consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified above.

THE “COMPANY”

PRIMORIS SERVICES CORPORATION,
a Delaware corporation

By:

Print Name:

Title:

“EXECUTIVE”

[Name]

Signature Page to

Inducement Award

Stock Purchase Right Agreement